Exhibit 7.1

Restricted Stock Award Agreement

This RESTRICTED STOCK AWARD AGREEMENT (this “Agreement”) is made and entered into as of August 14, 2022 (the “Grant Date”) by and between Bridgeline Digital, Inc., a Delaware corporation (the “Company”) and Roger “Ari” Kahn (the “Grantee”).

WHEREAS, the Compensation Committee of the Board of Directors of the Company (the “Committee”) has determined that it is in the best interests of the Company and its shareholders to grant the Restricted Stock Award provided for herein to the Grantee pursuant to the Company’s 2016 Stock Incentive Plan, as amended, (the “Plan”) and upon the terms and conditions set forth herein.

NOW, THEREFORE, the parties hereto, intending to be legally bound, agree as follows:

1.    Certain Definitions. Capitalized terms used by not defined in this Agreement have the meanings given to them in the Plan.

2.    Grant of Restricted Stock. The Company hereby issues to the Grantee on the date of this Agreement (the “Award Date”) Two Hundred Thousand (200,000) shares of Restricted Stock under the Plan, on the terms and conditions and subject to the restrictions set forth in this Agreement and the Plan.

3.    Consideration. The grant of the Restricted Stock is made to induce and incentivize the Grantee to provide services to the Company and also in consideration of the services to be rendered by the Grantee to the Company.

4.    Restricted Period; Vesting.

4.1    Except as otherwise provided herein, the Restricted Stock shall vest in twelve (12) increments over a period of twelve quarters, commencing with the first fiscal quarter following the Award Date as follows: eleven (11) consecutive quarterly increments of 16,666 shares of Restricted Stock each quarter, followed consecutively by one (1) quarterly increment of 16,674 shares of Restricted Stock, on the first day of each Company fiscal quarter (each a “Vesting Date”), provided that the Grantee remains in Continuous Service on the Vesting Date with respect to the Restricted Stock which vests on such Vesting Date. The period over which the Restricted Stock vest (whether pursuant to this Section 4.1 or Section 4.2) is referred to as the “Restricted Period”.

4.2    The foregoing vesting schedule notwithstanding, upon the occurrence of an Acceleration Event (as defined below), 100% of the unvested Restricted Stock, to the extent unvested, shall vest as of the date of the Acceleration Event. The term “Acceleration Event” means any one of the following events: (i) a Change in Control of the Company; (ii) the termination of the Grantee’s employment by the Company without Cause (as defined in the Grantee Employment Agreement); or (iii) the Termination for Good Reason (as defined in the Grantee Employment Agreement) by the Grantee pursuant to Section 5.4 of the Employment Agreement between the Company and the Grantee, dated September 12, 2019, as amended (the “Grantee Employment Agreement”).

4.3    The foregoing vesting schedule notwithstanding, but subject to Section 4.2, if the Grantee's Continuous Service terminates for any reason at any time before all of his Restricted Stock have vested, the Grantee's unvested Restricted Stock shall be automatically forfeited upon such termination of Continuous Service and the Company shall have no further obligations to the Grantee under this Agreement. “Continuous Service” means that the Grantee's service with the Company, whether as an employee or contractor or director, is not interrupted or terminated. The Grantee's Continuous Service shall not be deemed to have terminated merely because of a change in the capacity in which the Grantee renders service to the Company as an employee, contractor or director, or a change in the entity affiliated with the Company (if any) for which the Grantee renders such service, provided that there is no interruption or termination of the Grantee's Continuous Service. For example, a change in status from an employee of the Company to a contractor of a subsidiary will not constitute an interruption of Continuous Service. The Committee, in its sole discretion, may determine whether Continuous Service shall be considered interrupted in the case of any leave of absence approved by that party, including sick leave, military leave or any other personal or family leave of absence and such decision shall be final, conclusive and binding.

5.    Incorporation of Plan Terms and Provisions. The terms and provisions of the Plan as applicable to Restricted Stock Awards are incorporated herein by reference.

6.    No Right to Continued Service. This Agreement shall not confer upon the Grantee any right to be retained in any position, as an employee, contractor or otherwise, of the Company. Further, nothing in this Agreement shall be construed to limit the discretion of the Company to terminate the Grantee's Continuous Service as permitted under the Grantee Employment Agreement, any other agreement with the Grantee, or applicable law.

7.    Section 83(b) Election. The Grantee may make an election under Code Section 83(b) (a “Section 83(b) Election”) with respect to the Restricted Stock. Any such election must be made within thirty (30) days after the Grant Date. If the Grantee elects to make a Section 83(b) Election, the Grantee shall provide the Company with a copy of an executed version and satisfactory evidence of the filing of the executed Section 83(b) Election with the US Internal Revenue Service. The Grantee agrees to assume full responsibility for ensuring that the Section 83(b) Election is actually and timely filed with the US Internal Revenue Service and for all tax consequences resulting from the Section 83(b) Election.

8.    Compliance with Law. The issuance and transfer of shares of Common Stock shall be subject to compliance by the Company and the Grantee with all applicable requirements of federal and state securities laws and with all applicable requirements of any stock exchange on which the Company's shares of Common Stock may be listed. No shares of Common Stock shall be issued or transferred unless and until any then applicable requirements of state and federal laws and regulatory agencies have been fully complied with to the satisfaction of the Company and its counsel. The Grantee understands that the Company is under no obligation to register the shares of Common Stock with the Securities and Exchange Commission, any state securities commission or any stock exchange to effect such compliance.

9.    Legends. A legend may be placed on any certificate(s) or other document(s) delivered to the Grantee, or in the Company’s book-entry system, indicating restrictions on transferability of the Restricted Stock pursuant to this Agreement or any other restrictions that the Committee may deem advisable under the rules, regulations and other requirements of the Securities and Exchange Commission, any applicable federal or state securities laws or any stock exchange on which the shares of Common Stock are then listed or quoted.

10.    Notices. All notices or deliveries authorized or required pursuant to this Agreement shall made in the same manner as set forth in the Grantee Employment Agreement.

11.    Governing Law. This Agreement will governed by and interpreted in accordance with the laws of the Commonwealth of Massachusetts without regard to conflict of law principles.

12.    Jurisdiction/Venue. Any legal suit, action or proceeding arising out of or based upon this Agreement may be instituted in the courts of the Commonwealth of Massachusetts, and each party irrevocably submits to the exclusive jurisdiction of such courts in any such suit, action or proceeding. The parties irrevocably and unconditionally waive any objection to the laying of venue of any suit, action or any proceeding in such courts and irrevocably waive and agree not to plead or claim in any such court that any such suit, action or proceeding brought in any such court has been brought in an inconvenient forum.

13.    Successors and Assigns. The Company may assign any of its rights under this Agreement. This Agreement will be binding upon and inure to the benefit of the successors and assigns of the Company. Subject to the restrictions on transfer set forth herein, this Agreement will be binding upon the Grantee and the Grantee's beneficiaries, executors, administrators and the person(s) to whom the Restricted Stock may be transferred by will or the laws of descent or distribution.

14.    Severability. The invalidity or unenforceability of any provision of this Agreement shall not affect the validity or enforceability of any other provision of this Agreement, and each provision of this Agreement shall be severable and enforceable to the extent permitted by law.

15.    No Creation of Future Rights. The grant of the Restricted Stock in this Agreement does not create any contractual right or other right to receive any Restricted Stock or other grants in the future.

16.    Waiver or Amendment. This Agreement may be amended, superseded, canceled, renewed or extended, and the terms hereof may be waived, only by a written instrument signed by the parties or, in the case of a waiver, by the party waiving compliance. No delay on the part of any party in exercising any right, power or privilege hereunder shall operate as a waiver thereof, nor shall any waiver on the part of any party of any such right, power or privilege nor any single or partial exercise of any such right, power or privilege, preclude any other or further exercise thereof or the exercise of any other such right, power or privilege.

17.    Counterparts. This Agreement may be executed in counterparts, each of which shall be deemed an original but all of which together will constitute one and the same instrument. Counterpart signature pages to this Agreement transmitted by facsimile transmission, by electronic mail in portable document format (.pdf), or by any other electronic means intended to preserve the original graphic and pictorial appearance of a document, will have the same effect as physical delivery of the paper document bearing an original signature.

18.    Acceptance. The Grantee hereby acknowledges receipt of this Agreement. The Grantee has read and understands the terms and provisions thereof, and accepts the Restricted Stock subject to all of the terms and conditions of this Agreement. The Grantee acknowledges that there may be adverse tax consequences upon the grant or vesting of the Restricted Stock or disposition of the underlying shares and that the Grantee has been advised to consult a tax advisor prior to such grant, vesting or disposition.

19.    Shareholder Agreement. The effectiveness of this Agreement and the grant of Restricted Stock herein is conditioned upon and subject to the Grantee executing and delivering to the Company any agreement among shareholders to which the Company and its shareholders generally are all parties, which are in effect on or before any Vesting Date set forth in this Agreement, including without limitation the Shareholder Agreement among the Company and the Shareholders (as defined in such Shareholder Agreement) of even date herewith.

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IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date first above written.

BRIDGELINE DIGITAL, INC.

By:	/s/ Joni Kahn
Name: Joni Kahn
Title: Chair of the Compensation Committee

GRANTEE:

/s/ Roger “Ari” Kahn
Roger “Ari” Kahn